EXHIBIT 15


To:  The Board of Directors
     SYSCO Corporation:

     We are aware that SYSCO Corporation has incorporated by reference in this Registration Statement on Form S-3 its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2000 (as amended by Form 10-Q/A), December 30, 2000 (as amended by Form 10-Q/A), and March 31, 2001, which include our reports dated November 10, 2000, February 9, 2001 and May 14, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to
Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

Houston, Texas
July 20, 2001






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